EXHIBIT 10.2

AMENDMENT NUMBER 1

TO THE

JANUARY  1, 2008 AMENDMENT AND RESTATEMENT OF THE

MOVADO GROUP, INC.

DEFERRED COMPENSATION PLAN FOR EXECUTIVES

WHEREAS, Movado Group, Inc. (the “Company”) maintains the Movado Group, Inc. Deferred Compensation Plan for Executives (the “Plan”);

WHEREAS, Section 11.5 of the Plan provides that the Company and Movado Retail Group, Inc. (the “Employers”) may amend the Plan, subject to certain limitations on such right as set forth in said Section 11.5, which limitations are not applicable to the terms hereof;

WHEREAS, the Employers now desire to amend the Plan, effective January 1, 2011, to provide for fixed payment date in-service distributions which are scheduled in advance as part of Compensation Deferral Elections, pursuant to the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended;

NOW THEREFORE, the Employers hereby amend the Plan as follows, effective January 1, 2011:

FIRST:          Section 6.2 of the Plan is hereby amended by the addition of new Section 6.2(e), to read in its entirety as follows:

“(e) As part of a Participant’s Compensation Deferral Election, the Participant may elect to receive (in a single lump sum or as the first payment date of ten (10) annual installments) any portion or all of the Compensation deferred under such Compensation Deferral Election on a fixed date elected by the Participant as part of such Compensation Deferral Election, and which date may be prior to the date of the termination of the Participant’s service for the Employers.  Any such election shall be subject to all of the applicable requirements of the Plan, including but not limited to those provided for under Sections 3.1 and 6.l(b).”

SECOND:         Except to the extent hereinabove provided, the Plan shall remain in full force and effect.